Exhibit 99.1

ARIZONA LAND INCOME CORPORATION

2999 N. 44th Street, Suite 100

Phoenix, Arizona 85018

(602) 952-6800

Contact:	Thomas R. Hislop (602) 952-6800
Deanna Barela (602) 952-6800

For Immediate Release

ARIZONA LAND INCOME CORPORATION POSTPONES

DATE OF ANNUAL MEETING

Phoenix, Ariz. (March 28, 2005) (AZL: AMEX) - Arizona Land Income Corporation, an independent real estate investment trust (REIT), today announced that it would postpone the date of its annual meeting of shareholders to allow management and the Company’s Board of Directors additional time to consider strategic alternatives available to the Company. In January, the Company retained a financial advisor to assist in developing and evaluating a number of alternatives to achieve greater shareholder value.

The Company also announced that its Board of Directors has amended the Company’s bylaws to give the Board discretionary authority to determine the date and time of the Company’s annual meeting of shareholders and to allow the Board to postpone any previously scheduled annual meeting of the shareholders. The amended provision of the Company’s bylaws will be included in a filing on Form 8-K to be made by the Company.

About AZL

Arizona Land Income Corporation is a real estate investment trust (REIT) formed in 1988 primarily for the purpose of making loans secured by unimproved property in Arizona. For the past several years, AZL has been liquidating its loan and land holdings and returning capital to shareholders through regular and special dividends. During 2004, AZL distributed $1.40 per share of which $1.37 was return of capital. On a cumulative basis, as of December 31, 2004, AZL has distributed $7.91 of liquidation proceeds per share as return of capital.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements contained in this release except for historical information are forward-looking statements that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words

ARIZONA LAND INCOME CORPORATION

2999 N. 44th Street, Suite 100

Phoenix, Arizona 85018

(602) 952-6800

such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties inherent in such statements may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements. Specifically, there can be no assurance that the Company will complete a strategic transaction on favorable terms or at all. Important factors that may cause a difference between projected and actual results for the Company are discussed in the Company’s filings from time to time with the U.S. Securities and Exchange Commission, including but not limited to the Company’s annual reports on Form 10-KSB, subsequent quarterly filings on Form 10-QSB and current reports on Form 8-K. The Company disclaims any obligation to revise or update any forward-looking statements that may be made from time to time by it or on its behalf.